Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary — Treasurer 417-625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT GAS COMPANY
COMPLETES PURCHASE OF MISSOURI
NATURAL GAS OPERATIONS OF AQUILA, INC.

JOPLIN, MO — June 1, 2006 — The Empire District Gas Company, a wholly owned subsidiary of The Empire District Electric Company (NYSE:EDE), announced today that it has completed the acquisition of the Missouri natural gas distribution operations of Aquila, Inc. The operations consist of approximately 48,500 customers in 44 Missouri communities in northwest, north central, and west central Missouri.

The total purchase price paid, including working capital and net plant adjustments of $17.1 million, was $102.1 million. The working capital and net plant amount is subject to post-closing adjustment. The permanent financing of the acquisition is expected to be a mix of debt and equity consistent with the Company’s current consolidated capital structure. The acquisition was initially financed by $55 million of privately placed 6.82% First Mortgage Bonds due 2036 issued by The Empire District Gas Company, and with short-term debt issued by The Empire District Electric Company. The short-term debt is expected to be replaced with common equity of The Empire District Electric Company.

Empire announced its intent to purchase the operations on September 21, 2005, and received approval for the purchase from the Missouri Public Service Commission on April 18, 2006.

In making the announcement of the completion of the purchase, Ron Gatz, Vice President and

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

Page 2/Acquisition Final

Chief Operating Officer - Gas, stated, “Our organization has an established, ninety-plus-year reputation for quality service, prudent management, and fair rates. We are excited about the prospect of serving these new customers and believe this is an excellent opportunity for our customers and our shareholders. The purchase of the gas property will allow us to diversify our weather risk, balancing our current summer air conditioning peak with this natural gas winter heating peak. In addition, this property is located in close proximity and is regulated by an agency with whom we are familiar. It is a strategic fit for us.”

Gatz continued, “We offered employment to the 51 Aquila field employees who have been providing service to customers in these communities. Forty-eight employees have chosen to join us, and we look forward to working with them to grow this segment of our company.”

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 162,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas; natural gas service to approximately 48,500 customers in northwest, north central, and west central Missouri; and water service to about 4,600 customers in three southwest Missouri communities. The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com